February 2, 2006

Notice of Shareholder Informational Meeting

Dear Shareholder,

We have scheduled a Shareholder Informational Meeting for the purpose of discussing the status of the company, including progress made in addressing initiatives discussed during the 2004 Shareholder Informational Meeting, to review preliminary unaudited financial results for the periods ended December 31, 2004 and December 31, 2005, and other related matters. The date, time and location of the meeting are as follows:

Date: Thursday, February 23, 2006
Time: 2:00 PM, central time
Location: Holiday Inn, 500 Holiday Plaza Drive, Matteson, Illinois

For your convenience, Shareholders unable to attend the meeting in person will be able to access the meeting via teleconference. Call in information is as follows:

Teleconference: 1-800-895-4790
Conference ID: CIB Marine Bancshares
Program Title: CIB Marine Shareholder Informational Meeting

Attendance at the meeting will be limited to shareholders of record of CIB Marine Bancshares, Inc., with proof of identity required. If you are a shareholder but your shares are not registered in your name (e.g., your shares are registered in the name of the custodian of your IRA, or registered in street name), please also bring a recent brokerage statement indicating evidence of ownership of shares of CIB Marine.

As with the prior Shareholder Informational Meeting, shareholders will be given an opportunity to submit questions to be answered during the Question & Comment portion of the meeting. You may submit questions in advance to Angela Blair, Investor Relations Officer, via telephone at (312) 379-5180, via facsimile at (312) 379-5181, or via email to shareholderrelations@cibmarine.com.

We hope that you will find this meeting informative, and thank you for your continued support.

Sincerely,

Stanley J. Calderon
President and CEO

For more information about the Holiday Inn, including a map of its location and to make room reservations, visit www.holiday-inn.com/mattesonil or call the hotel directly at
708-747-3500.